UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report: June 20, 2011
(Date of earliest event reported)

Umpqua Holdings Corporation
(Exact Name of Registrant as Specified in Its Charter)

OREGON (State or Other Jurisdiction of Incorporation or Organization)	000-25597 (Commission File Number)	93-1261319 (I.R.S. Employer Identification Number)

One SW Columbia Street, Suite 1200
Portland, Oregon 97258
(address of Principal Executive Offices) (Zip Code)

(503) 727-4100

(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)      Following a majority vote against the non-binding advisory “Say on Pay” resolution at the Company’s annual shareholder meeting in April, and in keeping with our stated and ongoing commitment to take shareholder input seriously, our Compensation Committee has taken action to more closely link executive compensation to stock price and dividend performance.

The Compensation Committee added performance conditions to all of the restricted stock awards (RSAs) and options to purchase shares of common stock that were issued to executive officers on January 31, 2011.  As originally granted, these RSAs and options were to vest ratably over four years, subject to earlier vesting upon a change of control.

Effective June 17, 2011, with the full support of President and CEO Ray Davis and the Company's other executive officers, our Compensation Committee modified these RSA and option grants, as follows:

•         Adding performance vesting conditions linked to our total shareholder return, compared to the return of the KRXTR, a KBW regional bank stock total return index;

•         The awards will cliff vest after three years instead of time vest over a four year period, but only to the extent that the performance conditions are met; and

•         The modified grants will vest in whole or in part only if our total shareholder return achieves specified targets, subject to prorated vesting upon death, disability, qualifying retirement, termination for good reason or a change of control.

We have attached as Exhibit 10.1 to this Form 8-K a copy of the form of amendment for the options and as Exhibit 10.2 a copy of the form of amendment for the RSAs

Item 9.01   Financial Statements and Exhibits.

(d)     Exhibits:

10.1    Form of Amendment to Nonqualified Stock Option Agreement

10.2    Form of Amendment to Restricted Stock Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UMPQUA HOLDINGS CORPORATION (Registrant)
Dated: June 20, 2011	By:/s/ Steven L. Philpott Steven L. Philpott Executive Vice President / General Counsel